Exhibit 99.1

Press Release

Clean Harbors Reports Financial Results
for the Second Quarter of 2007

Demand for Services and Teris Acquisition Drive 20% Growth as Company Achieves Record Revenues

Norwell, MA — August 8, 2007 — Clean Harbors, Inc. (“Clean Harbors”) (NASDAQ: CLHB), the leading provider of environmental and hazardous waste management services throughout North America, today announced financial results for the second quarter ended June 30, 2007.

For the second quarter of 2007, Clean Harbors reported a 20 percent increase in revenue to a record $238.7 million from $199.6 million reported in the second quarter of 2006.  Income from operations rose 32 percent to $23.6 million from $17.8 million in the second quarter of 2006.  Net income attributable to common stockholders was $11.1 million, or $0.54 per diluted share, for the second quarter of 2007 compared with $11.3 million, or $0.55 per diluted share, in the same period of 2006.  The Company’s provision for income taxes was $8.7 million for the second quarter of 2007 versus $3.5 million in the corresponding quarter of last year.  The effective tax rate in the second quarter of 2007 was 44 percent compared to 23 percent in the same period of last year.  The provision for income taxes includes $1.4 million, or $0.07 per diluted share, related to the Company’s first-quarter 2007 adoption of Financial Accounting Interpretation No. 48 (“FIN 48”) “Accounting for Uncertainty in Income Taxes.” EBITDA (see description below) increased 24 percent to $35.2 million in the second quarter of 2007, from $28.3 million for the quarter ended June 30, 2006.

Comments on the Second Quarter

“It was another record setting quarter for Clean Harbors,” said Alan S. McKim, Chairman and Chief Executive Officer.  “Strength across our U.S. incinerators and landfills, including another full quarter of contribution from Teris, coupled with steady growth across all service lines fueled a 20 percent increase in our top line.  Landfill volumes rebounded from seasonal lows in the first quarter of the year.  Our U.S. incinerators ran at high utilization levels with a favorable product mix.  Our Site Services segment also continued its recent growth pattern with another solid performance, even with very little emergency response work in the second quarter.”

“Higher revenues and our ongoing operational cost initiatives enabled us to meet the high end of our EBITDA guidance range, despite the impact of unusually high healthcare costs and the significant net foreign exchange loss associated with the strengthening of the Canadian dollar,” McKim said.

“Cash generation was a key financial highlight for Clean Harbors in the second quarter,” continued McKim.  “Our cash and marketable securities balance increased by $20 million during the quarter to $89 million.

42 Longwater Drive • P.O. Box 9149 • Norwell, Massachusetts 02061-9149 • 781.792.5000 • www.cleanharbors.com

This increase was mainly derived from enhanced productivity in operations and working capital, and careful management of our environmental and capital spending.”

“In July, we announced the acquisition of certain assets owned by Romic Environmental Technologies Corporation, including business generated at seven service centers,” said McKim.  “This acquisition, which we recently closed, will expand our presence in certain underpenetrated West Coast markets.  We believe we can derive significant leverage from these locations through our existing infrastructure of landfills, incinerators and wastewater treatment centers.”

Non-GAAP Second-Quarter Results

Clean Harbors reports EBITDA results, which are non-GAAP financial measures, as a complement to results provided in accordance with accounting principles generally accepted in the United States (GAAP) and believes that such information provides additional useful information to investors since the Company’s loan covenants are based upon levels of EBITDA achieved.  The Company defines EBITDA in accordance with its existing credit agreement, as described in the following reconciliation showing the differences between reported net income and EBITDA for the second quarter and first six months of 2007 and 2006 (in thousands):

	For the three months ended:		For the six months ended:
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006

Net income	$11,188	$11,372	$14,689	$14,177
Accretion of environmental liabilities	2,554	2,543	5,028	5,053
Depreciation and amortization	9,049	7,954	17,987	15,233
Loss on early extinguishment of debt	—	—	—	8,290
Interest expense, net	3,695	2,876	6,879	6,049
Provision for income taxes	8,739	3,469	12,713	4,164
Other (income) expense	5	132	(1)	162
EBITDA	$35,230	$28,346	$57,295	$53,128

Business Outlook and Financial Guidance

“Our outlook is positive as we head into the second half of 2007,” said McKim.  “Our pipeline of pending business remains strong as we continue to target and win large-scale facilities projects that supply significant volumes to our landfills and incinerators.  With the Teris integration complete, we are shifting our focus to implementing further enhancements at these acquired facilities to realize additional benefits.  We have begun to integrate the assets we acquired from Romic and we expect this to be largely complete during the third quarter of 2007.”

Based on its results for the first six months of 2007 and current market conditions, the Company expects revenue in the range of $235 million to $240 million for the third quarter of 2007.  The Company expects to generate EBITDA for the third quarter of 2007 in the range of $35 million to $37 million.  Clean Harbors also reiterated its guidance for the full year 2007.  The Company expects to increase annual revenues by 8 percent to 9 percent, and achieve annual EBITDA growth in the range of 12 percent to 13 percent.

Conference Call Information

Clean Harbors will conduct a conference call for investors to discuss the information contained in this news release today at 9:00 a.m. (ET).  On the call, Chairman, President and Chief Executive Officer Alan S. McKim and Executive Vice President and Chief Financial Officer James M. Rutledge will discuss Clean Harbors’ financial results, business outlook and growth strategy.

Investors who wish to listen to the second-quarter webcast should visit the Investor Relations section of the Company’s website at www.cleanharbors.com.  The live conference call also can be accessed by dialing (800) 262-1292 or (719) 457-2680 prior to the start of the call.  If you are unable to listen to the live call, the webcast will be archived on the Company’s website.

About Clean Harbors, Inc.

Clean Harbors, Inc. is North America’s leading provider of environmental and hazardous waste management services.  With an unmatched infrastructure of 49 waste management facilities, including nine landfills, six incineration locations and six wastewater treatment centers, the Company provides essential services to over 45,000 customers, including more than 325 Fortune 500 companies, thousands of smaller private entities and numerous federal, state and local governmental agencies. Headquartered in Norwell, Massachusetts, Clean Harbors has more than 100 locations strategically positioned throughout North America in 36 U.S. states, six Canadian provinces, Mexico and Puerto Rico.  For more information, visit www.cleanharbors.com.

Safe Harbor Statement

Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties.  These forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,”

“plans to,” “estimates,” “projects,” or similar expressions.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in these forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof.  The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements other than through its various filings with the Securities and Exchange Commission.  Furthermore, all financial information in this press release is based on preliminary data and is subject to the final closing of the Company’s books and records.

A variety of factors beyond the control of the Company may affect the Company’s performance, including, but not limited to:

•                  The Company’s ability to manage the significant environmental liabilities that it assumed in connection with the CSD and Teris acquisitions;

•                  The availability and costs of liability insurance and financial assurance required by governmental entities relating to our facilities;

•                  The effects of general economic conditions in the United States, Canada and other territories and countries where the Company does business;

•                  The effect of economic forces and competition in specific marketplaces where the Company competes;

•                  The possible impact of new regulations or laws pertaining to all activities of the Company’s operations;

•                  The outcome of litigation or threatened litigation or regulatory actions;

•                  The effect of commodity pricing on overall revenues and profitability;

•                  Possible fluctuations in quarterly or annual results or adverse impacts on the Company’s results caused by the adoption of new accounting standards or interpretations or regulatory rules and regulations;

•                  The effect of weather conditions or other aspects of the forces of nature on field or facility operations;

•                  The effects of industry trends in the environmental services and waste handling marketplace; and

•                  The effects of conditions in the financial services industry on the availability of capital and financing.

Any of the above factors and numerous others not listed nor foreseen may adversely impact the Company’s financial performance.  Additional information on the potential factors that could affect the Company’s actual results of operations is included in its filings with the Securities and Exchange Commission, which may be viewed on the Investor portal of the Company’s Web Page at www.cleanharbors.com.

Contact:

James M. Rutledge	Bill Geary
Executive Vice President and Chief Financial Officer	Executive Vice President and General Counsel
Clean Harbors, Inc.	Clean Harbors, Inc.
781.792.5100	781.792.5130
InvestorRelations@cleanharbors.com

Jim Buckley
Executive Vice President
Sharon Merrill Associates, Inc.
617.542.5300
clhb@investorrelations.com

CLEAN HARBORS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(in thousands except per share amounts)

	For the three months ended:		For the six months ended:
	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006

Revenues	$238,708	$199,562	$443,732	$384,057
Cost of revenues	165,282	135,964	316,886	267,322
Selling, general and administrative expenses	38,196	35,252	69,551	63,607
Accretion of environmental liabilities	2,554	2,543	5,028	5,053
Depreciation and amortization	9,049	7,954	17,987	15,233
Income from operations	23,627	17,849	34,280	32,842
Other income (expense)	(5)	(132)	1	(162)
Loss on early extinguishment of debt	—	—	—	(8,290)
Interest (expense), net	(3,695)	(2,876)	(6,879)	(6,049)
Income before provision for income taxes	19,927	14,841	27,402	18,341
Provision for income taxes*	8,739	3,469	12,713	4,164
Net income	11,188	11,372	14,689	14,177
Dividends on Series B Preferred Stock	69	69	138	138
Net income attributable to common stockholders	$11,119	$11,303	$14,551	$14,039

Earnings per share:
Basic income attributable to common stockholders	$0.56	$0.58	$0.74	$0.72
Diluted income attributable to common stockholders	$0.54	$0.55	$0.71	$0.69

Weighted average common shares outstanding	19,817	19,495	19,773	19,441
Weighted average common shares outstanding plus potentially dilutive common shares	20,661	20,549	20,683	20,518

* Provision for income taxes includes $1,404 and $2,655 for the quarter and year-to-date ending 2007 and $303 and $547 for the quarter and year-to-date ending 2006, respectively, for expenses associated with uncertain tax positions.

CLEAN HARBORS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
ASSETS
(in thousands)

	June 30,	December 31,
	2007	2006
Current assets:
Cash and cash equivalents	$77,356	$73,550
Marketable securities	11,275	10,240
Accounts receivable, net	179,103	169,581
Unbilled accounts receivable	20,010	16,078
Deferred costs	7,622	7,140
Prepaid expenses and other current assets	9,614	9,301
Supplies inventories	21,580	20,101
Deferred tax assets	9,299	9,238
Income tax receivable	164	150
Properties held for sale	890	7,440
Total current assets	336,913	322,819

Property, plant and equipment, net	251,916	244,126

Other assets:
Deferred financing costs	6,754	7,206
Goodwill	21,590	19,032
Permits and other intangibles, net	67,566	65,743
Investment in joint venture	—	2,208
Deferred tax assets	11,617	6,388
Other	4,591	3,286
	112,118	103,863
Total assets	$700,947	$670,808

CLEAN HARBORS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
LIABILITIES AND STOCKHOLDERS’EQUITY
(in thousands)

	June 30,	December 31,
	2007	2006
Current liabilities:
Uncashed checks	$14,364	$11,083
Current portion of long-term debt	19,184	—
Current portion of capital lease obligations	1,048	1,391
Accounts payable	76,742	81,432
Accrued disposal costs	2,916	3,058
Deferred revenue	30,627	29,409
Other accrued expenses	49,143	53,941
Current portion of closure, post-closure and remedial liabilities	15,448	13,707
Income taxes payable	5,431	4,333
Total current liabilities	214,903	198,354

Other liabilities:
Closure and post-closure liabilities, less current portion	23,302	23,520
Remedial liabilities, less current portion	137,045	136,173
Long-term obligations, less current maturities	101,462	120,522
Capital lease obligations, less current portion	2,619	2,648
Other long-term liabilities	61,694	15,609
Accrued pension cost	747	796
Total other liabilities	326,869	299,268
Total stockholders’ equity, net	159,175	173,186
Total liabilities and stockholders’ equity	$700,947	$670,808